Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 1-K of our audit report dated November 20, 2024, with respect to the balance sheet of Innovega, Inc. as of December 31, 2023, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

May 28, 2025